EXHIBIT 23.3

CONSENT OF STEPHEN W. WETHERUP, BSc., P.Geo.

I refer to the technical report prepared by Caracle Creek International Consulting Inc. entitled “Independent Technical Report – Juanicipio Silver Project, Zacatecas State, Mexico”, dated July 5, 2006 (the “Technical Report”) that is referenced in the Annual Information Form (“AIF”) of MAG Silver Corp. for the fiscal year ended December 31, 2008 incorporated herein as Exhibit 99.1 to this Annual Report on Form 40-F to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. I authored and certified the Technical Report.

I hereby consent to references to my name and to the use of the Technical Report within the AIF incorporated herein to this Annual Report on Form 40-F.

Sincerely,

/s/      “Stephen W. Wetherup”
Stephen W. Wetherup, BSc., P.Geo. (APEGBC)
Operations Manager – Western Division

Vancouver, British Columbia, Canada
March 13, 2009